EXHIBIT 99.1

FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL ANNOUNCES THE CONVERSION OF
FIRST FEDERAL SAVINGS AND LOAN TO A STATE-CHARTERED COMMERCIAL BANK AND FIRST FINANCIAL TO A BANK HOLDING COMPANY

Charleston, South Carolina, February 22, 2012 -- First Financial Holdings, Inc. (“First Financial”) (NASDAQ: FFCH), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal”), announced today that First Federal has converted from a federal savings and loan association to a South Carolina-chartered commercial bank and a member of the Federal Reserve System. In connection with First Federal’s conversion, First Financial also announced that it has registered with the Federal Reserve as a bank holding company.

R. Wayne Hall, President and Chief Executive Officer stated, “As an important part of our strategic re-positioning, we are delighted to complete our conversion to a state-chartered commercial bank, to be a member of the Federal Reserve System and to have become a bank holding company.  Converting to a commercial bank charter reinforces our focus on commercial banking as we execute our business strategy. From our customers’ perspective, the charter conversion will be seamless; we will continue to operate through our current network of branch offices and the terms and conditions of our customers’ loans and deposit accounts will not be affected in any manner.”

As a result of the charter conversion and membership in the Federal Reserve System, the South Carolina State Board of Financial Institutions and the Federal Reserve will serve as First Federal’s primary regulators. The Federal Reserve will also serve as First Financial’s primary regulator.

About First Financial

First Financial Holdings, Inc. (“First Financial”, Nasdaq: FFCH) is a Charleston, South Carolina bank holding company with $3.1 billion in total assets as of December 31, 2011. First Financial offers integrated financial solutions, including personal, business and wealth management services.  First Federal Savings and Loan Association of Charleston (“First Federal”), which was founded in 1934 and is the primary subsidiary, serves individuals and businesses throughout coastal South Carolina, Florence, South Carolina and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; First Southeast Investor Services, Inc., a registered broker-dealer, and First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor.  First Federal is the largest commercial bank headquartered in the Charleston, South Carolina metropolitan area and the third largest commercial bank headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.

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Contact:	First Financial Holdings, Inc. Blaise B. Bettendorf Executive Vice President and Chief Financial Officer (843) 529-5931 investorrelations@firstfinancialholdings.com